SCHEDULE 14A
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SCHEDULE 14A INFORMATION

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THE TOPPS COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II L.P., SERIES Y
CRESCENDO INVESTMENTS II, LLC
CRESCENDO ADVISORS LLC
ERIC ROSENFELD
ARNAUD AJDLER
THE COMMITTEE TO ENHANCE TOPPS

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Crescendo Partners II, L.P., Series Y (“Crescendo Partners II”), together with the other participants named herein, has filed a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies against a proposed merger between The Topps Company, Inc. (the “Company”) and a buyout group that includes Madison Dearborn Partners, LLC and an investment firm controlled by Michael Eisner, which will be voted on at a meeting of the Company’s stockholders (the “Stockholders Meeting”).

Item 1: Slide presentation to stockholders.

THE COMMITTEE TO ENHANCE TOPPS PRESENTATION

TOPPS
SPECIAL MEETING OF STOCKHOLDERS

June 28, 2007 at 2:00PM

Contact Info: Arnaud Ajdler or Eric Rosenfeld (212) 319 7676

1

Our Objective

As the largest TOPP stockholder, our goal is to maximize stockholder value for ALL of the Company's stockholders

- **Step 1: Vote down the ill-advised, proposed transaction with Michael Eisner and Madison Dearborn Partners**
  - The $9.75 merger consideration is inadequate.
  - A better alternative exists for maximizing stockholder value.
  - The process leading to the signing of the merger agreement was flawed.
  - The Company's proxy statement and communications relating to the proposed transaction are littered with half-truths and misleading statements.
  - The Topps Board has decided to sell out at a potential bottom, thereby allowing the private equity buyers to usurp the underlying value of the Company if the deal is consummated.

- **Step 2: Elect a new slate of directors at the 2007 annual meeting who are committed and qualified to take the necessary steps to maximize stockholder value**
  - Slate of highly qualified director nominees who collectively have vast expertise in several areas, including entertainment, confectionary, strategic turnarounds, marketing, brand management, sports management and M&A.
  - New board will look to conduct a modified "Dutch Auction" tender offer to buy back close to 30% of the stock for $10.00 to $10.50 in order to optimize the capital structure of the company.
  - Aggressive focus on improving operations.
  - Enterprise value (net of debt) per share between $16 and $18 in two years[1] – does not take into account optionality of a hit on the entertainment side and potential M&A premium in the case of a sale.

[1] Assumes a forward-looking EV/EBITDA multiple in the 9.0x to 10.0x range to the projected fiscal 2010 EBITDA of $51.2 million, a repurchase of $110 million of shares at $10.25 and the utilization of free cash flows to repay debt incurred to finance the repurchase.

2

The $9.75 Consideration is Inadequate

Premium of 3% is unacceptable

•**Average closing price for the 20 trading days preceding the announcement of the Merger Agreement was $9.45** → This amounts to a meager 3% premium!

•**The Company suggests that $8.02, the closing price for the 2 weeks leading up to the 2006 annual meeting (which was more than 9 months ago), is an appropriate benchmark for evaluating the merger consideration.**

•**We disagree and believe this "dreamt up" benchmark is misleading to stockholders.** The Committee believes the rise of the stock from $8.02 to $9.45 was due to improved operations and the prospect of a large return of cash. For example, during the fiscal 2007 third quarter conference call, the CFO said that Topps would hit the upper end of the guidance and may even exceed it. The CFO also said that the Company had stopped its share buyback and was considering the uses of cash. Topps' stock increased approximately 8% following the release of the Company's third quarter results. We ask what does this observed increase have to do with takeover speculation.

•**Upper Deck's $10.75 per share unsolicited offer for the Company represents over a 10% premium to the $9.75 offer.**

•**We also note that the last time that there was real takeover speculation in June 2005 (after the Company announced it was exploring the sale of the confectionary division),** the stock price reached **$10.94**. At that time, the Company's entertainment business was faring much worse than it is today.

4

The $9.75 Consideration is Inadequate *(cont'd)*

At $9.75 per share, Eisner and Madison Dearborn are buying Topps for around 10 times forward EBITDA

• **Median forward EV/EBITDA of confectionary comps[1] is approximately 13.**

• **On the entertainment side, there are no good comparables. Only true comp is Upper Deck which is a private company.** Topps is a trophy property in a duopoly business. With the right leadership, it is a growing, high margin, high return on capital and low capex business. We believe that such a business would trade for more than 10 times forward EBITDA.

• **These multiples do not take into account the fact that Topps' margins are depressed compared to comps[1] (6.3% vs. 20.4%).**

• **This does not even give any value to the optionality of a hit on the entertainment side.**

The Board approved a share buyback program up to $10.62/share at a time when entertainment was in much worse share than it is today. How can they approve a sale at $9.75/share?

[1] Comps on the confectionary side are Hershey, Tootsie Roll, Wrigley and Cadbury Schweppes and on the entertainment side are Jakks Pacific, Hasbro, Mattel and 4kids

5

The $9.75 Consideration is Inadequate *(cont'd)*

Lehman Brothers' Fairness Analysis Was Flawed

- **The Use of LTM numbers instead of forward numbers**

According to management, fiscal 2008 EBITDA (ending February 29, 2008) is 44% higher than 2007 EBITDA. Yet Lehman's comparable company analysis and comparable transaction analysis employ LTM numbers instead of forward looking numbers. The Committee questions the "fairness" of using past instead of future numbers given the high level of projected growth (as the Company is implementing and beginning to show initial positive results from a strategic turnaround).

- **The use of questionable projections**

Lehman Brothers first concluded that Topps was worth between $10.31 and $12.57 per share using a DCF analysis and the original "management case" projections. Then, only after the $9.75 price had already been agreed to, Lehman Brothers (with the help of management) came up with "adjusted case" projections, a new set of downward revised projections fabricated, we believe, to justify the $9.75 price. Ask yourself why else Lehman Brothers, with management's help, would have created a new set of financial projections after management had already prepared projected financial information for presentations made to Eisner and Madison Dearborn.

- **Failure to include any value associated with the potential of a future 'hit' product**

The non-sport trading card is a hit-driven business. Sales and profits can go from low to enormous levels and back to low levels in quick and unpredictable cycles (Pokemon, Garbage Pail Kids, Wacky Packages). While it is difficult to predict when Topps will have its next hit, it does not mean that this type of potential opportunity is valueless, which was Lehman's assumption.

- **Length of the discounting period**

In its status-quo valuation and leveraged acquisition analysis, Lehman applies a LTM EBITDA multiple of the comps to fiscal 2010 EBITDA numbers and then discounts 3 years. We believe that this is flawed. We believe that Lehman should have used a forward looking EBITDA multiple to the fiscal 2010 EBITDA (starting in February 2009) numbers and only discounted 2 years. Given that the comps on average are not growing fast, the LTM and forward multiples are not that different but the impact of the discounting is large.

6

A better alternative exists for maximizing stockholder value

A conservative recapitalization of the company and a more competent senior management

- **A modified "Dutch Auction" tender offer for approximately 28% of the outstanding shares at a range between $10 and $10.50/share**
  - Borrow $45 million of debt or 1.5 times 2008 EBITDA and use existing cash horde of more than $80 million to buy back $110 million of shares
  - Optimize the capital structure
  - Provide current liquidity to investors at a higher price per share than the Proposed Merger
  - Provide long-term stockholders the ability to participate in Topps growth in a more levered way

- **Aggressive focus on improving operations**
  - Recruit senior management with fresh perspectives, extensive marketing and turnaround experience
  - Close the significant EBITDA margin gap between Topps and the comps (6.3% vs. 20.4%)
  - Instill a more entrepreneurial and aggressive culture to start growing the business

- **EV (net of debt) between $16 and $18 per Share in two years – does not take into account optionality of a hit on the entertainment side and potential M&A premium in the case of a sale**

Crescendo Partners intends to be a long term stockholder and will not tender its shares in the tender offer

7

Sale Process Was Flawed

During a period of unprecedented liquidity, the Board decided not to shop the company!

- **The board effectively negotiated a sale of the company exclusively with Michael Eisner who was aware of this.** Therefore, there was zero deal tension!
- **Given the `trophy' nature of the entertainment division, the Committee believes that a full public process prior to signing the Merger Agreement** would have been the best way to maximize stockholder value in a transaction.
- **Topps, however, would have its stockholders believe that it had been actively soliciting bids for the Company for the two years leading up to the signing of the Merger Agreement**. A Company spokeswoman was quoted in a news article on March 8, 2007 as stating the following:

"Over the past two years, with the assistance of Lehman Brothers Inc., we have examined all opportunities to deliver value to Topps stockholders, and no other superior proposals have emerged in this time frame"

- The entertainment division was never shopped
- During what the company calls its sale process, Topps only talked to Bidder A, Bidder B and Michael Eisner. The LOI with Eisner was negotiated long after Bidder A and Bidder B had dropped out. Since Eisner was aware of this, there was no deal tension.
- Lehman Brothers never considered a recap of the company
- If Lehman Brothers examined all opportunities, why did Upper Deck have to go so far as to launching an **UNSOLICTED** bid to acquire the Company?
- Topps states in its proxy statement that it terminated its engagement of Lehman Brothers to explore strategic alternatives in September 2005. Therefore, we believe that any suggestion that Lehman Brothers had been assisting the Company "over the past two years" in examining "all opportunities to deliver value" is misleading.

8

Sale Process Was Flawed *(Cont'd)*

Conflicts of Interest May Have Tainted the Process

- **Arthur Shorin**
  - ✓Future employment of his son-in-law, Scott Silverstein, the COO & President of the Company, depends on who purchases the Company.
- **Scott Silverstein**
  - ✓COO & President and son-in-law of Arthur Shorin will lead the company and is likely to receive stock options based on the transaction price.
- **Jack Nusbaum**
  - ✓Chairman of Willkie Farr, the outside law firm of the Company.
  - ✓Willkie Farr will make more than $2 million from this transaction.
- **Allan Feder**
  - ✓Former employee of Topps.
- **Steve Greenberg**
  - ✓After negotiating initial terms of the merger agreement and most importantly the $9.75 price, having had private discussions with Eisner in which Greenberg told Eisner a price range that would get past the board, blocking the public sale of the company, Greenberg finally decides that he should not finalize the negotiation of the merger agreement because of the appearance of conflicts.

9

Sale Process Was Flawed *(Cont'd)*

The "go-shop" did not provide for a sufficient, post-signing market check

- **Eisner signed an NDA on July 24, 2006.** Therefore he had 9 months to work on this acquisition. Yet other private equity firms or strategic buyers had only 40 days!

- **According to the Merger Agreement, the Company is precluded from terminating the Merger Agreement to enter into a transaction to sell a division of Topps.** Therefore, during the go-shop period, the Company had to find a party interested in acquiring the entire Company. According to the Company's proxy statement, Lehman Brothers indicated that it had not been able to identify a logical strategic buyer for the entire Company due to the different nature of the two businesses. The Committee believes that the Company's acquiescence to this provision strongly limited the efficacy of the post-signing market check.

- **Unusually high break up fee (including reimbursable expenses) of 3.9% of the Company's transaction value during the go-shop and 5.6% after 60 days following the Effective Date of the Merger Agreement.**

- **Matching rights.**

- **Even if stockholders vote down the deal, the company has to pay Eisner $4.5 million and another $12 million termination fee if Topps enters into a merger agreement within 12 months after the date of termination** → unusual and coercive for stockholders.

- **The unwarranted removal of the objecting directors from the "go-shop" process.**

10

Half truths, half truths and more half truths …

• <u>From the company's proxy statement:</u> **"In his presentation, among other things, Mr. Brog acknowledged that the second committee (including Messrs. Ajdler and Brog) unanimously recommended the payment of a special dividend of $1.25 per share because, among other things, in the second committee's view, "Topps' stock price is not materially undervalued to its intrinsic value,"** and "the stock is not particularly cheap." On repeated occasions leading up to this Board meeting, the objecting directors advocated the payment of a special dividend rather than a stock buyback because, in the view of the objecting directors, the prevailing trading price of our common stock (which closed at prices ranging from $8.91 to $9.08 per share from October 5, 2006 to January 9, 2007) made it difficult to justify a buyback."

• **The proxy fails to mention that the Objecting Directors expressly stated that their valuation considerations assumed the continued employment of certain members of senior management.** If Topps had provided the complete story, the quote of the Objecting Directors in the Merger Proxy would have read something like: "With existing senior management in place, the stock is not particularly cheap and we therefore recommend the payment of a special dividend; however, were certain members of senior management to be replaced, the stock would be significantly undervalued and we would advocate a large share buyback." Topps fails to mention that on several occasions Mr. Ajdler recommended a large share buyback instead of a special dividend were the Company to replace certain members of senior management.

Our alternative plan for the company actually envisions replacing senior management and buying back 28% of the shares outstanding in a modified "Dutch Auction" tender offer at a range between $10 and $10.50 per share

11

Half truths, half truths and more half truths …

What the Company Says Vs. The Facts: Whom Should You Trust?

The Company's senior management and Board would have the stockholders believe that Mr. Ajdler is opposing the transaction so that he can take control of the Company without having to pay a premium. Supposedly, that's why he was excluded from the go-shop process!

DO NOT BE MISLED!

•Since day one, Mr. Ajdler's single goal has been to maximize value for ALL stockholders. He has advocated (I) a full auction process (if there is to be a sale of the company), (ii) a significant return of cash to all stockholders and (iii) the replacement of senior management with more qualified personnel, all with the singular goal of maximizing value.

•Seven value-destroying, incumbent directors have now approved a proposed transaction when the Company is still at a low point due to their own failure to maximize value and just as a strategic turnaround is beginning to bear fruit….without even fully shopping the Company!

•Mr. Ajdler opposes the ill-advised sale that does not provide full and fair value to stockholders in accordance with his fiduciary duties as a director to act in the best interests of the Company's stockholders.

•It is ironic, indeed, that these seven incumbent directors are portraying Mr. Ajdler as someone seeking to take control of the Company without paying a premium when they, themselves, approved the sale of the Company without requiring the private equity buyers to pay a meaningful premium.

ASK YOURSELF WHOM YOU SHOULD TRUST!

12

Why sell at the beginning of the turnaround?

We agree with Arthur Shorin's statement in his letter to stockholders sent on July 24, 2006 during last year's proxy contest.

"We are committed to completing the turnaround of the Company by following through on our strategic plan. We are convinced that attempting a "quick fix" sale of the Company AT THIS TIME will lead to a poor result -- inadequate offers, a harmful waste of time and a disrupted Topps organization -- when a focus on operations is needed most."

- **Disingenuous and misleading because on that same day Topps entered into a confidentiality agreement (CA) with The Tornante Company LLC in connection with a proposed buyout of the Company.**
- **This CA eventually led to what the Committee believes to be a "quick fix" sale and "poor result" for the Company's stockholders.**

Why let the private equity buyers reap the benefits of the initial strategic turnaround results, as opposed to the long-term stockholders who have waited patiently through years of poor operating and stock performance?

13

Public stockholders vs. private equity firms

• **More public stockholders are starting to realize that they do not need to sell to private equity firms on the cheap and then watch from the sidelines as the private equity investors make a multiple on their investments in a very short amount of time.** There is no reason why public companies can not take the same value-enhancing steps and reap the benefits.

• **A number of deals have been recently voted down by stockholders and stocks have actually gone up since the deals were voted down by shareholders:**

Eddie Bauer

Bloomberg Mail

Cornell

Message

• **In 1984, Forstmann Little took Topps private and made 45 times its money in 4.5 years[1]!**

[1] Journal of Applied Corporate Finance, Spring 1989, "How Leveraged Buyouts Can Really Work: A look at Three Cases, by Wm. Brian Little and Steven B. Klinsky.

14

Step 2: Election of new slate of directors who are committed and qualified to take the necessary steps to maximize stockholder value

15

Why our nominees should replace the current directors

Committee to Enhance Topps has incentive to maximize stockholder value

- **Assuming the Eisner deal is voted down, we intend to propose a new slate of directors at Topps' 2007 annual meeting**
  - ✓Aggregate skills and experience include: prior experience on Topps board, considerable operational experience, as well as financial and M&A experience (we also have a financial expert to chair the audit committee)
  - ✓A clear focus on creating stockholder value

- **The Committee has a substantial financial incentive to maximize shareholder value**
  - ✓ The Committee to enhance Topps owns 2.58 million shares (6.6%) of Topps – our incentive is aligned with the other stockholders
  - ✓ The nominees are committed to vigorously exercising their fiduciary duties for the benefit of all stockholders

- **Current directors have run out of opportunities**
  - ✓ The current board has had numerous opportunities to increase stockholder value during the past few years but has done nothing. Instead they are selling the company on the cheap.
  - ✓Based on their poor past performance and their inability to improve operations or boost the stock price, we do not feel confident in their ability to further cut costs – they have no incentive to maximize value.

16

This board has a track record of making decisions that are not in the best interests of stockholders

The ill-advised sale of the company to Mr. Eisner follows a pattern of poor decision making

Capital allocation

- Board has kept too much cash and has never shown any willingness to fix its capital structure and return cash to shareholders.
- Board oversaw the acquisition of Wizkids.

Senior Management

- Board has not replaced senior management after years of poor performance. Instead they just gave new contracts to Arthur Shorin and Scott Silverstein weeks before reaching a deal with Mr. Eisner.
- Until 18 months ago, board never realized that it would be a good idea to run the two divisions as separate P&L.

Corporate Governance

- Created an executive committee which took the power of the board to put it into the hands of a limited number of directors in total disregard of the shareholder vote at the last election.
- Removed Mr. Ajdler and Mr. Brog from the day to day supervision of the go-shop process.

In every possible way, this board (handpicked by Arthur Shorin) has failed to maximize shareholder value

17

A better alternative exists for maximizing shareholder value

- **Michael Rowe**
  - President and CEO of Positive Impact, a sports and entertainment management consulting firm, since 1998.
  - President, Chief Operating Officer and part owner of the New Jersey Nets professional basketball franchise from 1995 to 2000.
- **Jeffrey Dunn**
  - Chief Operating Officer of Nickelodeon Networks and President of Nickelodeon Enterprises from July 1994 through October 2006, where he oversaw all of Nickelodeon's non-TV businesses, including licensing and merchandising, movie, online, publishing, live theatrical, hotel and theme park operations.
- **Thomas McGrath**
  - Senior Managing Director of Crossroads Media, Inc., a specialized financial advisory firm for the entertainment and media business since 2005.
  - Executive Vice President of Viacom Entertainment Group, comprised of Paramount Pictures, Paramount Television (including Viacom Productions and Spelling Productions), Viacom's motion picture theater operations and Simon and Shuster book publishers from 1994 to 2005.
- **Charles Huggins**
  - President and Owner of Sterling Confections LLC, and President of C. Huggins & Assoc. since 2005 (provides consulting and turnaround services to confectionary companies).
  - President and CEO of Joseph Schmidt Confections from 2002 to 2005.
  - Prior to that, Mr. Huggins spent over 20 years at See's Candies, Inc., starting as Wholesale Fulfillment Manager and Real Estate Manager, moving to Director of Store Construction, and finally as General Manager and Director of Purchasing.

18

A better alternative exists for maximizing shareholder value

- **Michael Appel**
  - Managing Director of Quest Turnaround Advisors, a firm that provides turnaround and crisis management for companies experiencing financial and operational difficulties (since 1991).
- **Thomas Hyland**
  - Retired Senior Partner from PricewaterhouseCoopers, LLP ("PWC").
  - 30 years experience at PWC and at Coopers & Lybrand - Chairman of the Entertainment & Media Group (clients include Dow Jones & Company, CBS, Universal Music, Major League Baseball Productions, Columbia Pictures Television, and Comedy Central.
- **Eric Rosenfeld**
  - President and CEO of Crescendo Partners since 1998.
  - Currently chairman of CPI Aerostructures and Computer Horizons, and a director of Hill International, Rhapsody Acquisition Corporation and Emergis Inc.
  - Managing director at CIBC Oppenheimer from 1985 to 1998.
- **Arnaud Ajdler**
  - Director of Topps.
  - Managing Director of Crescendo Partners & Director of Hill International and Rhapsody.
- **Timothy Brog**
  - Director of Topps.
  - Portfolio Manager of Pembridge Value Opportunity Fund since 2004.
- **John Jones**
  - Director of Topps.
  - senior executive and general counsel for several high profile public companies for over a decade, and presently engaged in the private practice of law in New York.

19

A better alternative exists for maximizing stockholder value

A conservative recapitalization of the company and a more competent senior management

- **A modified "Dutch Auction" tender offer for approximately 28% of the outstanding shares at a range between $10 and $10.50/share**
  - Borrow $45 million of debt or 1.5 times 2008 EBITDA and use existing cash horde of more than $80 million to buy back $110 million of shares
  - Optimize the capital structure
  - Provide current liquidity to investors at a higher price per share than the Proposed Merger
  - Provide long-term stockholders the ability to participate in Topps growth in a more levered way

- **Aggressive focus on improving operations**
  - Recruit senior management with fresh perspectives, extensive marketing and turnaround experience
  - Close the significant EBITDA margin gap between Topps and the comps (6.3% vs. 20.4%)
  - Instill a more entrepreneurial and aggressive culture to start growing the business

- **EV (net of debt) between $16 and $18 per Share in two years – does not take into account optionality of a hit on the entertainment side and potential M&A premium in the case of a sale**

Crescendo Partners intends to be a long term stockholder and will not tender its shares in the tender offer

20

A better alternative exists for maximizing shareholder value

Aggressive focus on improving operations: sub par EBITDA margins compared to comps (6.3% vs. 20.4%)

A few examples of the opportunities include:

Confectionary
• Above average COGS as a % of Sales (9.9% higher than with comps).
• Significant top-line opportunities by improving the marketing spending, the new product development process and broadening the distribution capabilities.

Entertainment
•Opportunities to grow the top line by expanding more aggressively into trading games and interactive card games.
•Distribution expansion.
•Product innovation (i.e., kids, high end collectibles).
•Licensing opportunities.

Overhead
• Office consolidation and replacing the mainframe system with an ERP system.

Mr. Eisner has said that he plans to grow the business in new and exciting ways. We agree that Topps has this potential…

21

A better alternative exists for maximizing stockholder value

Crescendo Partners was in a situation like this before ...and unlocked value for stockholders

- **April 2005 – Computer Horizons announces ill-advised merger with Analysts International**
- **May 2005 – Crescendo starts to accumulate 7.7% position at an average price of $3.25**
- **July 2005 – Crescendo files 13D and initiates two proxy contests**
  - ✓ Solicit shareholders to vote against ill-advised merger with Analysts International at meeting on 9/2/05
  - ✓ Call a special meeting of shareholders in order to remove current board
  - ✓ Replace board with five new board members, including Eric Rosenfeld
  - ✓ Explore strategic alternatives available to Computer Horizons including sale and reorganization
- **September 2005 – Shareholders <u>support</u> Crescendo and reject proposed merger with Analysts International**
- **October 2005 – Shareholders overwhelmingly vote to remove existing board and replace board with Crescendo's slate**
- **February 2007 – Shareholders vote for liquidation of company and distribution of between $4.68 - $4.81 per share, a return of about 60% from when Crescendo first became involved.**

22

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance Topps (the “Committee”), together with the other participants named below, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed merger between The Topps Company, Inc. (the “Company”) and a buyout group that includes Madison Dearborn Partners, LLC, and an investment firm controlled by Michael Eisner, which will be voted on at a meeting of the Company’s stockholders (the “Merger Proxy Solicitation”).

Crescendo Advisors (“Crescendo Advisors”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of Topps (the “Annual Meeting Proxy Solicitation”).

THE COMMITTEE AND CRESCENDO ADVISORS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS IN CONNECTION WITH EACH OF THE MERGER PROXY SOLICITATION AND THE ANNUAL MEETING PROXY SOLICITATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, DF KING & CO., INC. AT ITS TOLL-FREE NUMBER: (800) 628-8532.

The participants in the Merger Proxy Solicitation are Crescendo Advisors LLC, a Delaware limited liability company (“Crescendo Advisors”), Crescendo Partners II, L.P., Series Y, a Delaware limited partnership (“Crescendo Partners”), Crescendo Investments II, LLC, a Delaware limited liability company (“Crescendo Investments”), Eric Rosenfeld, Arnaud Ajdler and The Committee to Enhance Topps (the “Merger Proxy Solicitation Participants”).

The participants in the Annual Meeting Proxy Solicitation include the Merger Proxy Solicitation Participants, together with Timothy E. Brog, John J. Jones, Michael Appel, Jeffrey D. Dunn, Charles C. Huggins, Thomas E. Hyland, Thomas B. McGrath and Michael R. Rowe (the “Annual Meeting Proxy Solicitation Participants”). Together, the Merger Proxy Solicitation Participants and the Annual Meeting Proxy Solicitation Participants are referred to herein as the “Participants.”

Crescendo Advisors beneficially owns 100 shares of common stock of the Company. Crescendo Partners beneficially owns 2,547,700 shares of common stock of the Company. As the general partner of Crescendo Partners, Crescendo Investments may be deemed to beneficially own the 2,547,700 shares of the Company beneficially owned by Crescendo Partners. Eric Rosenfeld may be deemed to beneficially own 2,547,900 shares of the Company, consisting of 100 shares held by Eric Rosenfeld and Lisa Rosenfeld JTWROS, 2,547,700 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Investments and 100 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Advisors. Mr. Ajdler beneficially owns 2,301 shares of the Company.

Timothy E. Brog beneficially owns 437,567 shares of common stock of the Company, John J. Jones owns 2,301 shares of common stock of the Company, and none of Michael Appel, Jeffrey D. Dunn, Charles C. Huggins, Thomas E. Hyland, Thomas B. McGrath and Michael R. Rowe beneficially own any shares of common stock of the Company.

For Additional Information Please Contact:
D.F. King & Co., Inc.
(800) 628-8532